Exhibit 99.1

Concho Resources Inc. Reports Fourth Quarter and Full-Year 2014 Results

MIDLAND, Texas--(BUSINESS WIRE)--February 25, 2015--Concho Resources Inc. (NYSE:CXO) (the “Company” or “Concho”) today reported financial and operating results for fourth quarter and full year 2014.

Highlights

  Concho delivered record quarterly production of 11.5 million Boe, or 124.8 MBoepd, and achieved 31% crude oil production growth over the same quarter a year ago.
  Full-year 2014 production increased 22% over 2013, to 40.9 million Boe. Crude oil production increased 25% year-over-year.
  Earnings for the fourth quarter of 2014 totaled $1.15 per diluted share, or $0.88 per diluted share on an adjusted basis (non-GAAP).
  Fourth quarter EBITDAX (non-GAAP) of $509.6 million brings full-year 2014 EBITDAX to a record $2.0 billion.

See “Supplemental Non-GAAP Financial Measures” at the end of this press release for a description of adjusted net income and EBITDAX (non-GAAP measures) and a reconciliation of these measures to the associated GAAP measure.

Tim Leach, Chairman, Chief Executive Officer and President, commented, “Concho achieved another record year of operational and financial performance. For seven consecutive years, Concho has increased total production, oil production and cash flow while maintaining a conservative balance sheet. Our results in 2014 reflect the quality of our assets in the Permian Basin and the technical and execution strength of our team. By optimizing our drilling and completion techniques, we are not only improving recoveries, we are also enhancing the rates of return of our projects, yielding a more capital efficient program. Despite the challenging commodity price environment, Concho is in a strong position to further increase value for our shareholders as we focus on executing a disciplined, returns-based capital program.”

Fourth Quarter and Full-Year 2014 Production

Production for the fourth quarter of 2014 totaled 11.5 million barrels of oil equivalent (MMBoe), or an average of 124.8 thousand Boe per day (MBoepd), up 29% from the fourth quarter of 2013 and up 10% from the third quarter of 2014. Production for the fourth quarter of 2014 consisted of 7.6 million barrels (MMBbls) of crude oil and 23.5 billion cubic feet (Bcf) of natural gas. Crude oil production increased 31% and 13% over the fourth quarter of 2013 and the third quarter of 2014, respectively. The fourth quarter of 2014 marks the 20th consecutive quarter of crude oil production growth from continuing operations.

Production for full year 2014 totaled 40.9 MMBoe, or an average of 112.0 MBoepd, an increase of 22% over 2013. Production for 2014 consisted of 26.3 MMBbls of crude oil and 87.3 Bcf of natural gas. Crude oil production increased 25% over 2013.

Operations Update

During 2014, the Company started drilling or participated in a total of 595 gross wells, of which 473 were operated by the Company, and completed 513 gross wells. The table below summarizes the Company’s drilling activity by core area for the fourth quarter and full-year 2014.

	Number of Wells Drilled (Gross)		Number of Operated Wells Drilled (Gross)		Number of Wells Completed (Gross)
	4Q14	FY14	4Q14	FY14	4Q14	FY14
Delaware Basin	85	294	71	239	79	247
Texas Permian	45	167	45	157	42	145
New Mexico Shelf	51	134	32	77	42	121
Total	181	595	148	473	163	513

Percent Horizontal	62%	69%	66%	71%	59%	67%

Concho is currently running 29 drilling rigs, including 21 horizontal rigs in the Delaware Basin, five (three horizontal) rigs in the Texas Permian and three (two horizontal) rigs in the New Mexico Shelf.

Delaware Basin

During the fourth quarter of 2014, Concho drilled 85 wells in the Delaware Basin, including 59 wells targeting the Bone Spring sands, 14 wells targeting the Wolfcamp shale, eight wells targeting the Avalon shale and four wells targeting the Brushy Canyon. Production in the fourth quarter of 2014 attributable to horizontal wells in the Delaware Basin totaled 64.5 MBoepd, up 80% over the fourth quarter of 2013 and 17% over the third quarter of 2014.

In the northern Delaware Basin, Concho added 36 new horizontal wells with at least 30 days of production as of December 31, 2014. The average peak 30-day and 24-hour rates for these wells were 883 Boepd (73% oil) and 1,387 Boepd, respectively. The Company has consistently delivered improving well results in the northern Delaware Basin. Horizontal wells added in 2014 delivered an average peak 30-day rate 18% higher than 2013.

In the southern Delaware Basin, the Company added 11 new horizontals wells with at least 30 days of production as of December 31, 2014. These wells targeted the Wolfcamp and had an average peak 30-day and 24-hour rate of 1,271 Boepd (78% oil) and 1,590 Boepd, respectively. During the fourth quarter of 2014, the Company increased its focus on drilling longer laterals, with lateral lengths for the 11 new horizontal wells averaging 6,706 feet, a record for the Company in the southern Delaware Basin.

Texas Permian

Concho’s horizontal well results in the fourth quarter of 2014 reflect the significant improvements the Company has made in optimizing development in the Midland Basin. Throughout 2014, the Company targeted longer laterals while refining its completion method. Concho added 15 new horizontal wells with at least 30 days of production as of December 31, 2014, with an average lateral length of 5,835 feet. The average peak 30-day and 24-hour rates for these wells totaled 846 Boepd (82% oil) and 1,077 Boepd, respectively.

New Mexico Shelf

The Company continues to unlock new production from its legacy, shallow-oil resource play in the New Mexico Shelf with successful horizontal wells. In the fourth quarter of 2014, Concho added 13 new horizontal wells targeting the Yeso formation with at least 30 days of production as of December 31, 2014. The average peak 30-day and 24-hour rates for these wells were 408 Boepd (83% oil) and 585 Boepd, respectively, with average well costs ranging from $3.0 million to $4.0 million.

Fourth-Quarter 2014 Financial Summary

Net income for the fourth quarter of 2014 was $129.9 million, or $1.15 per diluted share, compared with net income of $105.8 million, or $1.01 per diluted share, in the fourth quarter of 2013. Excluding non-cash and unusual items, adjusted net income (non-GAAP) for the fourth quarter of 2014 was $99.7 million, or $0.88 per diluted share, compared with adjusted net income (non-GAAP) of $95.3 million, or $0.91 per diluted share, for the fourth quarter of 2013.

Fourth quarter of 2014 non-cash and unusual items included a $765.0 million gain on derivatives and a $98.2 million in cash receipts from derivatives. Non-cash and unusual items for the quarter also included impairment and leasehold abandonment charges of $431.7 million and $197.6 million, respectively, primarily due to the significant decline in the crude oil and natural gas futures curves and for certain non-core assets that the Company does not intend to develop in the current environment.

EBITDAX (non-GAAP) for the fourth quarter of 2014 totaled $509.6 million, an increase of 10% over the fourth quarter of 2013.

The Company’s total realized price during the fourth quarter of 2014, excluding the effect of commodity derivatives, was $51.77 per Boe, compared with $70.82 per Boe during the fourth quarter of 2013. The lower total realized price in the 2014 period reflects a sharply lower crude oil price.

Full-Year 2014 Financial Summary

Net income for full-year 2014 was $538.2 million, or $4.88 per diluted share, compared with net income of $251.0 million, or $2.39 per diluted share, in 2013. Excluding non-cash and unusual items, adjusted net income (non-GAAP) for 2014 was $443.6 million, or $4.02 per diluted share, compared with adjusted net income (non-GAAP) of $368.7 million, or $3.51 per diluted share, for 2013.

EBITDAX (non-GAAP) for 2014 totaled $2.0 billion, an increase of 21% over 2013.

The Company’s total realized price for full-year 2014, excluding the effect of commodity derivatives, was $65.08 per Boe, compared with $68.97 per Boe in 2013.

Costs incurred for 2014 were approximately $2.6 billion for exploration and development activities and approximately $390 million for property acquisitions. During 2014, the Company expanded its Permian Basin acreage position by approximately 68,500 net acres. At December 31, 2014, the Company’s Permian Basin acreage position totaled approximately 1.1 million gross (700,000 net) acres.

Commodity Derivatives Update

The Company enters into commodity derivatives to manage its exposure to commodity price fluctuations. For calendar year 2015, Concho currently has swap contracts covering approximately 47.2 MBbls per day of expected crude oil production at a weighted average price of $84.15 per Bbl. Concho also currently has basis swap contracts covering approximately 40.5 MBbls per day of expected crude oil production at a weighted average price of $3.44 per Bbl for calendar year 2015. Please see the table under “Derivatives Information” below for more detailed information about the Company’s current derivatives positions.

First-Quarter 2015 Outlook

For the first quarter of 2015, the Company expects production to average between 127 MBoepd and 131 MBoepd.

Additions to Management Group

The Company also announced two management promotions.

Scott Kidwell has been promoted to Vice President of Government and Public Affairs. Mr. Kidwell came to Concho in 2011 as Senior Counsel in the legal department and subsequently held roles of increasing responsibility in that department. In 2013, he was promoted to Director of Government and Public Affairs. In his current capacity, he oversees corporate interaction with all local, state, and federal governments; the media; and local communities. Before coming to Concho, Mr. Kidwell was a shareholder at Lynch, Chappell & Alsup PC. Mr. Kidwell holds a Bachelor of Business Administration from Texas Tech University and a Juris Doctor from Texas Tech University School of Law.

Kang Chen has been promoted to Vice President and Chief Information Officer. Mr. Chen came to Concho in 2010 as Director of Information Technology. Prior to Concho, he served in various managerial roles with increasing responsibilities for LyondellBasell. Mr. Chen has past experience in the E&P industry through his work at Deloitte Consulting where he advised large E&P and integrated oil companies as clients. Mr. Chen holds a Bachelor of Science in Finance from Tianjin University of Finance and Economics, a Master of Science in Finance from Suffolk University and a Master of Science in Management Information Systems from Boston University.

Conference Call

Concho will discuss fourth quarter and full-year 2014 results on a conference call tomorrow, February 26, 2015, at 9:00 AM CT (10:00 AM ET). To participate in the call, dial (877) 703-6106 (passcode: 64578674). To access the live webcast and view the related presentation, visit www.concho.com. A replay will also be available on the Company’s website under the “Investors” section.

Upcoming Conferences

The Company will participate in the following upcoming conferences:

  March 2, 2015 – Raymond James & Associates Annual Institutional Investors Conference
  March 5, 2015 – Simmons & Company International Annual Energy Conference
  March 23, 2015 – Scotia Howard Weil Annual Energy Conference

The Company’s presentation at the Raymond James conference is scheduled for 1:15 PM CT (2:15 PM ET) on March 2, 2015. The presentation will be webcast and accessible on the “Events & Presentations” page under the “Investors” section of the Company’s website. The slide presentation for each conference mentioned above will be available on the Company’s website on or prior to the day of the conference.

Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company’s operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit the Company’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, operations, performance, business strategy, drilling program, capital expenditure budget, liquidity and capital resources, the timing and success of specific projects, outcomes and effects of litigation, claims and disputes, derivative activities and potential financing. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “foresee,” “plan,” “goal” or other similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K; risks relating to declines in the prices the Company receives for its oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; drilling and operating risks, including risks related to properties where the Company does not serve as the operator and risks related to hydraulic fracturing activities; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its credit facility; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing and the export of oil and natural gas; environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of the Company’s operations in the Permian Basin of Southeast New Mexico and West Texas; disruptions to, capacity constraints in or other limitations on the pipeline systems that deliver the Company’s oil, natural gas liquids and natural gas and other processing and transportation considerations; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; potential financial losses or earnings reductions from the Company’s commodity price management program; risks and liabilities related to the integration of acquired properties or businesses; uncertainties about the Company’s ability to successfully execute its business and financial plans and strategies; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; general economic and business conditions, either internationally or domestically; competition in the oil and natural gas industry; uncertainty concerning the Company’s assumed or possible future results of operations; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	December 31,
(in thousands, except share and per share amounts)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$21	$21
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	250,600	223,790
Joint operations and other	409,665	247,945
Derivative instruments	490,351	590
Deferred income taxes	-	30,069
Prepaid costs and other	37,759	18,460
Total current assets	1,188,396	520,875
Property and equipment:
Oil and natural gas properties, successful efforts method	13,867,831	11,215,373
Accumulated depletion and depreciation	(3,790,953)	(2,384,108)
Total oil and natural gas properties, net	10,076,878	8,831,265
Other property and equipment, net	129,136	114,783
Total property and equipment, net	10,206,014	8,946,048
Deferred loan costs, net	68,443	73,048
Intangible asset - operating rights, net	27,154	28,615
Inventory	14,435	19,682
Noncurrent derivative instruments	262,349	966
Other assets	33,172	1,930
Total assets	$11,799,963	$9,591,164
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$20,380	$13,936
Bank overdrafts	92,541	36,718
Revenue payable	238,098	177,617
Accrued and prepaid drilling costs	718,300	318,296
Derivative instruments	-	53,701
Deferred income taxes	162,566	-
Other current liabilities	195,308	156,600
Total current liabilities	1,427,193	756,868
Long-term debt	3,517,320	3,630,421
Deferred income taxes	1,438,185	1,334,653
Noncurrent derivative instruments	-	14,088
Asset retirement obligations and other long-term liabilities	136,477	97,185
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 113,264,918 and 105,222,765
shares issued at December 31, 2014 and 2013, respectively	113	105
Additional paid-in capital	3,027,412	2,027,162
Retained earnings	2,279,741	1,741,566
Treasury stock, at cost; 260,124 and 127,305 shares at December 31, 2014 and 2013,
respectively	(26,478)	(10,884)
Total stockholders’ equity	5,280,788	3,757,949
Total liabilities and stockholders’ equity	$11,799,963	$9,591,164

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2014	2013	2014	2013

Operating revenues:
Oil sales	$492,832	$525,546	$2,189,072	$1,938,433
Natural gas sales	101,391	106,540	471,075	381,486
Total operating revenues	594,223	632,086	2,660,147	2,319,919
Operating costs and expenses:
Oil and natural gas production	135,781	127,141	538,374	455,436
Exploration and abandonments	214,176	71,752	284,821	109,549
Depreciation, depletion and amortization	264,138	214,833	979,740	772,608
Accretion of discount on asset retirement obligations	1,910	1,637	7,072	6,047
Impairments of long-lived assets	431,675	-	447,151	65,375
General and administrative (including non-cash stock-based compensation of
$12,458 and $9,800 for the three months ended December 31, 2014 and
2013, respectively, and $47,130 and $35,078 for the years ended
December 31, 2014 and 2013, respectively)	54,113	44,695	204,161	169,815
(Gain) loss on derivatives not designated as hedges	(765,010)	(33,651)	(890,917)	123,652
Total operating costs and expenses	336,783	426,407	1,570,402	1,702,482
Income from operations	257,440	205,679	1,089,745	617,437
Other income (expense):
Interest expense	(52,537)	(56,401)	(216,661)	(218,581)
Loss on extinguishment of debt	-	-	(4,316)	(28,616)
Other, net	(5,975)	(11,275)	(12,808)	(13,081)
Total other expense	(58,512)	(67,676)	(233,785)	(260,278)
Income from continuing operations before income taxes	198,928	138,003	855,960	357,159
Income tax expense	(69,032)	(32,214)	(317,785)	(118,237)
Income from continuing operations	129,896	105,789	538,175	238,922
Income from discontinued operations, net of tax	-	-	-	12,081
Net income	$129,896	$105,789	$538,175	$251,003
Basic earnings per share:
Income from continuing operations	$1.15	$1.01	$4.89	$2.28
Income from discontinued operations, net of tax	-	-	-	0.11
Net income	$1.15	$1.01	$4.89	$2.39
Diluted earnings per share:
Income from continuing operations	$1.15	$1.01	$4.88	$2.28
Income from discontinued operations, net of tax	-	-	-	0.11
Net income	$1.15	$1.01	$4.88	$2.39

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Years Ended December 31,
(in thousands)	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$538,175	$251,003
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	979,740	772,608
Accretion of discount on asset retirement obligations	7,072	6,047
Impairments of long-lived assets	447,151	65,375
Exploration and abandonments, including dry holes	265,064	80,714
Non-cash compensation expense	47,130	35,078
Deferred income taxes	296,167	102,427
Loss on disposition of assets, net	9,308	1,268
(Gain) loss on derivatives not designated as hedges	(890,917)	123,652
Discontinued operations	-	(12,250)
Other non-cash items	18,379	19,720
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(104,988)	(40,009)
Prepaid costs and other	(23,628)	4,945
Inventory	2,441	509
Accounts payable	1,566	(18,469)
Revenue payable	60,481	28,593
Other current liabilities	20,646	(59,191)
Net cash provided by operating activities	1,673,787	1,362,020
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(2,554,914)	(1,850,992)
Additions to other property and equipment	(34,320)	(28,678)
Proceeds from the disposition of assets	1,305	15,217
Contributions to equity method investment	(30,050)	-
Settlements received from (paid on) derivatives not designated as hedges	71,983	(32,341)
Net cash used in investing activities	(2,545,996)	(1,896,794)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	2,081,000	3,257,575
Payments of debt	(2,191,500)	(2,729,700)
Exercise of stock options	4,659	3,223
Excess tax benefit from stock-based compensation	16,480	6,147
Net proceeds from issuance of common stock	931,989	-
Payments for loan costs	(10,648)	(14,075)
Purchase of treasury stock	(15,594)	(3,698)
Bank overdrafts	55,823	12,443
Net cash provided by financing activities	872,209	531,915
Net increase (decrease) in cash and cash equivalents	-	(2,859)
Cash and cash equivalents at beginning of period	21	2,880
Cash and cash equivalents at end of period	$21	$21
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest	$211,342	$200,961
Cash paid for income taxes	$27,844	$21,376

Concho Resources Inc. Summary Production and Price Data Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013

Production and operating data:
Net production volumes:
Oil (MBbl)	7,555	5,750	26,319	21,126
Natural gas (MMcf)	23,538	19,048	87,336	75,054
Total (MBoe)	11,478	8,925	40,875	33,635

Average daily production volumes:
Oil (Bbl)	82,120	62,500	72,107	57,879
Natural gas (Mcf)	255,848	207,043	239,277	205,627
Total (Boe)	124,761	97,007	111,987	92,150

Average prices:
Oil, without derivatives (Bbl)	$65.23	$91.40	$83.17	$91.76
Oil, with derivatives (Bbl) (a)	$77.99	$91.56	$86.07	$89.79
Natural gas, without derivatives (Mcf)	$4.31	$5.59	$5.39	$5.08
Natural gas, with derivatives (Mcf) (a)	$4.38	$5.83	$5.34	$5.21
Total, without derivatives (Boe)	$51.77	$70.82	$65.08	$68.97
Total, with derivatives (Boe) (a)	$60.32	$71.42	$66.84	$68.01

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.77	$8.57	$8.05	$7.85
Oil and natural gas taxes	$4.06	$5.68	$5.12	$5.69
Depreciation, depletion and amortization	$23.01	$24.07	$23.97	$22.97
General and administrative	$4.71	$5.01	$4.99	$5.04

(a)			Includes the effect of cash receipts from (payments on) derivatives not designated as hedges:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2014	2013	2014	2013

Cash receipts from (payments on) derivatives not designated as hedges:
Oil derivatives	$96,402	$912	$76,335	$(41,616)
Natural gas derivatives	1,755	4,431	(4,352)	9,275
Total	$98,157	$5,343	$71,983	$(32,341)

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc. Costs Incurred Unaudited

The table below provides the costs incurred for the periods indicated:

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2014	2013	2014	2013

Property acquisition costs:
Proved	$39,003	$9,123	$99,362	$11,499
Unproved	184,378	26,706	292,363	85,538
Exploration	479,027	250,767	1,615,238	1,029,793
Development	327,711	145,424	937,491	738,430
Total costs incurred for oil and natural gas properties	$1,030,119	$432,020	$2,944,454	$1,865,260

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2014	2013	2014	2013

Exploration costs	$739	$583	$2,589	$2,672
Development costs	1,463	304	7,488	9,467
Total asset retirement obligations	$2,202	$887	$10,077	$12,139

Concho Resources Inc. Derivatives Information Unaudited

The tables below provide data associated with the Company’s derivatives at February 25, 2015, for the periods indicated:

		2015
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Oil Swaps: (a)
	Volume (Bbl)	4,240,000	4,579,000	4,314,000	4,109,000	17,242,000
	Price (Bbl)	$88.32	$83.05	$82.83	$82.47	$84.15

Oil Basis Swaps: (b)
	Volume (Bbl)	3,915,000	3,836,500	3,634,000	3,404,000	14,789,500
	Price (Bbl)	$(3.47)	$(3.45)	$(3.44)	$(3.38)	$(3.44)

Natural Gas Swaps: (c)
	Volume (MMBtu)	5,850,000	5,915,000	5,980,000	5,980,000	23,725,000
	Price (MMBtu)	$4.16	$4.16	$4.16	$4.16	$4.16

Natural Gas Basis Swaps: (d)
	Volume (MMBtu)	1,350,000	1,365,000	1,380,000	1,380,000	5,475,000
	Price (MMBtu)	$(0.13)	$(0.13)	$(0.13)	$(0.13)	$(0.13)

		2016	2017
Oil Swaps: (a)
	Volume (Bbl)	12,499,000	168,000
	Price (Bbl)	$83.43	$87.00

Oil Basis Swaps: (b)
	Volume (Bbl)	1,464,000
	Price (Bbl)	$(2.48)

(a)	The index prices for the oil price swaps are based on the NYMEX – West Texas Intermediate (“WTI”) monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.
(d)	The basis differential price is between the El Paso Permian delivery point and NYMEX – Henry Hub delivery point.

Concho Resources Inc. Supplemental Non-GAAP Financial Measures Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income and cash flows from operating activities to exclude certain non-cash and unusual items.

Adjusted Net Income
The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2014	2013	2014	2013

Net income - as reported	$129,896	$105,789	$538,175	$251,003

Adjustments for certain non-cash and unusual items:
(Gain) loss on derivatives not designated as hedges	(765,010)	(33,651)	(890,917)	123,652
Cash receipts from (payments on) derivatives not designated as hedges	98,157	5,343	71,983	(32,341)
Impairments of long-lived assets	431,675	-	447,151	65,375
Leasehold abandonments	197,570	35,930	217,326	49,758
Loss on extinguishment of debt	-	-	4,316	28,616
(Gain) loss on disposition of assets, net	611	(449)	9,308	1,268
Other	1,081	11,393	1,081	11,393
Discontinued operations:
Gain on disposition of assets	-	-	-	(19,599)
Tax impact (a)	13,648	(7,204)	53,106	(88,511)
Change in statutory effective income tax rates	(7,945)	(21,876)	(7,945)	(21,876)
Adjusted net income	$99,683	$95,275	$443,584	$368,738

Adjusted earnings per share:
Basic	$0.88	$0.91	$4.03	$3.52
Diluted	$0.88	$0.91	$4.02	$3.51

Effective tax rates	38.0%	38.8%	38.0%	38.8%

(a) The tax impact is computed utilizing the Company's adjusted statutory effective federal and state income tax rates shown in the table above.

EBITDAX

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principles (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets (5) non-cash stock-based compensation expense, (6) (gain) loss on derivatives not designated as hedges, (7) cash receipts from (payments on) derivatives not designated as hedges, (8) (gain) loss on disposition of assets, net, (9) interest expense, (10) loss on extinguishment of debt, (11) federal and state income taxes on continuing operations and (12) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDAX measure (which includes continuing and discontinued operations) provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users, of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX for the periods indicated:

	Three Months Ended		Years Ended
	December 31,		December 31,
(in thousands)	2014	2013	2014	2013

Net income	$129,896	$105,789	$538,175	$251,003
Exploration and abandonments	214,176	71,752	284,821	109,549
Depreciation, depletion and amortization	264,138	214,833	979,740	772,608
Accretion of discount on asset retirement obligations	1,910	1,637	7,072	6,047
Impairments of long-lived assets	431,675	-	447,151	65,375
Non-cash stock-based compensation	12,458	9,800	47,130	35,078
(Gain) loss on derivatives not designated as hedges	(765,010)	(33,651)	(890,917)	123,652
Cash receipts from (payments on) derivatives not designated as hedges	98,157	5,343	71,983	(32,341)
(Gain) loss on disposition of assets, net	611	(449)	9,308	1,268
Interest expense	52,537	56,401	216,661	218,581
Loss on extinguishment of debt	-	-	4,316	28,616
Income tax expense from continuing operations	69,032	32,214	317,785	118,237
Discontinued operations	-	-	-	(12,081)
EBITDAX	$509,580	$463,669	$2,033,225	$1,685,592

CONTACT:
Concho Resources Inc.
Investor Relations
Megan P. Hays, 432-685-2533
Director of Investor Relations
or
Jere Thompson, 432-221-0383
Financial Analyst